Exhibit 97.1

BRIDGFORD FOODS CORPORATION

CLAWBACK AND FORFEITURE POLICY

The Board of Directors (the “Board”) of Bridgford Foods Corporation (the “Company”) has adopted this Clawback and Forfeiture Policy (this “Policy”) to comply with Section 10D and Rule 10D-1 of the Exchange Act and the Listing Rules of The Nasdaq Stock Market (the “Rules”), and to establish the circumstances under which the Company shall seek recoupment and forfeiture of Incentive-Based Compensation Received by Executive Officers of the Company in the event of an Accounting Restatement. The Board believes the adoption of this Policy is consistent with the Company’s executive compensation philosophy and objectives, and in furtherance of the Board’s intention to follow sound corporate governance practices.

This Policy was adopted by the Board on November 17, 2023 (the “Effective Date”). The Board has delegated to the Compensation Committee the responsibility of administering this Policy. Except as specifically set forth in Section 2 (which sets forth the role of the Audit Committee with respect to this Policy), the Compensation Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. Any determinations by the Audit Committee or the Compensation Committee, as applicable, shall be binding on all Executive Officers. The Compensation Committee may, from time to time, recommend amendments to this Policy. Any amendments to this Policy must be approved by the Board. This Policy shall be filed as an exhibit to the Company’s Annual Report on Form 10-K.

1. Certain Definitions. For purposes of this Policy, the following terms shall have the meanings set forth below:

(a) “Accounting Restatement” means a restatement of any Company Financial Statements which is required as a result of, or necessitated by, any material noncompliance by the Company with any financial reporting requirement under the federal securities laws, including any accounting restatement that (i) corrects errors that are material to previously issued Company Financial Statements (commonly referred to as “Big R” restatements), or (ii) corrects errors that are not material to previously issued Company Financial Statements, but would result in a material misstatement if the errors were left uncorrected in the current report, or the error correction was recognized in the current period (commonly referred to as “little r” restatements).

(b) “Accounting Restatement Date” means the date on which the Company is required to prepare an Accounting Restatement, which shall be the earlier of: (i) the date the Board concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, and (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.

(c) “Audit Committee” means the Audit Committee of the Board

(d) “Company Financial Statements” means any audited or unaudited financial statements of the Company included in any SEC Report.

(e) “Compensation Committee” means the Compensation Committee of the Board.

(f) “Exchange Act” means the Securities and Exchange Act of 1934, as amended.

(g) “Executive Officer” means any person who is or has been designated by the Board as an “officer” for purposes of Rule 16a-1(f) under the Exchange Act, who hold such position at the time the Incentive-Based Compensation at issue under this Policy was granted, earned, or vested.

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(h) “Financial Reporting Measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company Financial Statements, as well as any measures derived wholly or in part from such measures, including non-GAAP financial measures, regardless of whether such measures were presented in the Company Financial Statements or an SEC Report. Financial Reporting Measures include, without limitation, the Company’s stock price and total stockholder return.

(i) “Incentive-Based Compensation” means any cash or equity bonus or other compensation that is granted, earned, or vested based wholly or in part on the attainment of a Financial Reporting Measure, including, but not limited to, annual cash bonuses, short- and long-term cash incentive awards, stock options, restricted stock, restricted stock units, stock appreciation rights or performance shares, and the proceeds from the sale of shares acquired through an incentive plan that were granted or vested solely or in part on satisfying a Financial Reporting Measure performance goal.

(j) “Received” means the fiscal period during which a Financial Reporting Measure is attained, even if the Incentive-Based Compensation payment or award (or the vesting of such award) occurs after the end of that period.

(k) “Recovery Period” means the three completed fiscal years immediately preceding the Accounting Restatement Date.

(l) “Restated Financial Statements” means Company Financial Statements as restated as a result of an Accounting Restatement.

(m) “SEC” means the Securities and Exchange Commission.

(n) “SEC Report” means an Annual Report on Form 10-K, Quarterly Report on Form 10-Q or any other report containing Company Financial Statements that is filed by the Company with the SEC.

2. Accounting Restatement: Provisions Applicable to Executive Officers.

(a) In each instance where all three of the following factors exist:

(i) an Accounting Restatement has occurred;

(ii) Incentive-Based Compensation was Received by an Executive Officer during the Recovery Period after beginning service as an Executive Officer; and

(iii) the Audit Committee, in its sole discretion exercised in good faith, determines that the amount or reported value of that Incentive-Based Compensation that was paid to or Received by such Executive Officer during the Recovery Period exceeds the amount or reported value of the Incentive-Based Compensation that would have been Received by such Executive Officer if such amount or value had been determined on the basis of the Restated Financial Statements (such excess amount or value, the “Excess Incentive-Based Compensation”);

Then: the Company shall, in accordance with Section 4(b), seek to recoup or recover the amount or value of such Excess Incentive-Based Compensation from the Executive Officer. The Company is entitled to recoup or recover Excess Incentive-Based Compensation pursuant to the terms of this Policy regardless of any fault of the Executive Officer for the accounting error(s) necessitating the Accounting Restatement.

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(b) If the Audit Committee cannot determine the amount of Excess Incentive-Based Compensation Received by the Executive Officer directly from the information in the Accounting Restatement, then it shall make its determination based on a reasonable estimate of the effect of the Accounting Restatement.

3. No Indemnity or Insurance Reimbursement.

The Company shall not insure or indemnify any Executive Officer against the loss of any Incentive-Based Compensation subject to recoupment or forfeiture hereunder. The Company shall not pay or reimburse any Executive Officer for premiums paid toward an insurance policy to fund potential recovery obligations.

4. General Provisions.

(a) Calculation of Erroneously Awarded Incentive-Based Compensation. Any Excess Incentive-Based Compensation that the Company is entitled to recoup or recover pursuant to the terms of this Policy shall be calculated without regard to any taxes paid by the Executive Officer.

(b) Recoupment Methods. The Compensation Committee shall determine, in its sole discretion, the method for recouping Excess Incentive-Based Compensation hereunder, which may include, without limitation: (i) requiring reimbursement of cash Incentive-Based Compensation previously paid; (ii) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity incentive awards; (iii) cancelling or rescinding some or all outstanding vested or unvested equity incentive awards; (iv) offsetting the recouped amount from any compensation otherwise owed by the Company to the Executive Officer (including compensation that is not incentive-based); (v) cancelling or setting-off against planned future grants of cash incentive awards or equity incentive awards; (vi) any other method authorized by any agreement between the Company and a particular Executive Officer; or (vii) taking any other remedial and recovery action permitted by law.

(c) Rights and Remedies. The Board intends that this Policy shall be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require an Executive Officer to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

(d) Binding Agreement. This Policy shall be binding and enforceable against all Executive Officers and their respective beneficiaries, heirs, executors, administrators or other legal representatives.

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